EXHIBIT (a)(1)(D)

OFFER TO PURCHASE FOR CASH
All Outstanding Shares of Common Stock
of
CATAPULT COMMUNICATIONS CORPORATION
at
$9.25 per Share
by
JOSIE ACQUISITION COMPANY,
a wholly owned subsidiary of
IXIA

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF MONDAY, JUNE 22, 2009, UNLESS THE OFFER IS EXTENDED.

May 26, 2009

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

We have been appointed by Josie Acquisition Company, a Nevada corporation (“Purchaser”) and a wholly owned subsidiary of Ixia, a California corporation (“Ixia”), to act as Information Agent in connection with Purchaser’s offer to purchase all of the issued and outstanding shares of common stock, par value $0.001 per share (the “Shares”), of Catapult Communications Corporation, a Nevada corporation (the “Company”), at a price per Share of $9.25 to the sellers thereof in cash (the “Offer Price”) without interest and less any required withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase dated May 26, 2009 (the “Offer to Purchase”) and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”) enclosed herewith. Stockholders of the Company whose certificates for such Shares (the “Share Certificates”) are not immediately available or who cannot deliver their Share Certificates and all other required documents to the Depositary (as defined below) on or prior to the Expiration Date (as defined in the Offer to Purchase), or who cannot complete the procedure for book-entry transfer on a timely basis, must tender their Shares according to the guaranteed delivery procedures set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares” in the Offer to Purchase.

Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

Enclosed herewith for your information and forwarding to your clients are copies of the following documents:

1. The Offer to Purchase dated May 26, 2009.

2. The Letter of Transmittal to tender Shares for your use and for the information of your clients. Manually signed facsimile copies of the Letter of Transmittal may be used to tender Shares.

3. The Notice of Guaranteed Delivery for Shares to be used to accept the Offer if Share Certificates are not immediately available or if such certificates and all other required documents cannot be delivered to American Stock Transfer & Trust Company, LLC (the “Depositary”) on or prior to the Expiration Date (as defined in the Offer to Purchase) or if the procedure for book-entry transfer cannot be completed by the Expiration Date.

4. A letter to the Company’s stockholders from Dr. Richard A. Karp, Chairman and Chief Executive Officer of the Company accompanied by the Company’s Solicitation/Recommendation Statement on Schedule 14D-9 filed with the U.S. Securities and Exchange Commission.

5. A printed form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer.

6. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

7. A return envelope addressed to the Depositary.

YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF MONDAY, JUNE 22, 2009, UNLESS THE OFFER IS EXTENDED.

The Offer is being made in connection with the Agreement and Plan of Merger dated as of May 11, 2009, by and among Ixia, Purchaser and the Company (as it may be amended or supplemented from time to time, the “Merger Agreement”). The Merger Agreement provides, among other things, for the making of the Offer by Purchaser, and further provides that, following the completion of the Offer, upon the terms, and subject to the satisfaction or waiver of certain conditions, of the Merger Agreement, Purchaser will be merged with and into the Company (the “Merger”). Following the effective time of the Merger, the Company will continue as the surviving corporation and become a wholly owned subsidiary of Ixia and the separate corporate existence of Purchaser will cease.

The Offer is subject to a number of conditions, as set forth in the Merger Agreement, including: (a) that there be validly tendered and not withdrawn in accordance with the terms of the Offer, a number of Shares that, together with the Shares then owned by Ixia and the Purchaser, represents at least a majority of the total number of Shares outstanding on a fully diluted basis (calculated excluding any options to purchase Shares that are not exercisable or have an exercise price greater than the Offer Price); (b) the expiration or termination of any waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended; and (c) other customary conditions. See Section 15 — “Conditions to Purchaser’s Obligations” in the Offer to Purchase for a description of all of the conditions to the Offer.

The Company’s Board of Directors has: (i) unanimously determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are advisable and fair to, and in the best interests of, the Company and its stockholders, (ii) unanimously approved, adopted and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, and (iii) unanimously resolved to recommend acceptance of the Offer and, if required by applicable law, approval of the Merger Agreement and the Merger by the Company’s stockholders.

In order to take advantage of the Offer, (1) a duly executed and properly completed Letter of Transmittal (or manually signed facsimile thereof) and any required signature guarantees, or an Agent’s Message (as defined in the Offer to Purchase) in connection with a book-entry delivery of Shares, and other required documents should be sent to the Depositary, (2) either Share Certificates representing the tendered Shares should be delivered to the Depositary or such Shares should be tendered by book-entry transfer and a Book-Entry Confirmation (as defined in the Offer to Purchase) with respect to such Shares, and (3) any other documents required by the Letter of Transmittal should be delivered to the Depositary, all in accordance with the instructions set forth in the Letter of Transmittal and the Offer to Purchase. Stockholders of the Company tendering Shares may be paid at different times depending upon when Share Certificates or Book-Entry Confirmations with respect to the Shares are actually received by the Depositary. Under no circumstances will interest be paid on the purchase price to be paid by Purchaser for the Shares, regardless of any extension of the Offer or any delay in making payment.

Stockholders of the Company whose Share Certificates are not immediately available or who cannot deliver their Share Certificates and all other required documents to the Depositary on or prior to the expiration date of the Offer, or who cannot complete the procedure for delivery by book-entry transfer on a timely basis, must tender their Shares according to the guaranteed delivery procedures set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares” in the Offer to Purchase.

Neither Ixia nor Purchaser will pay any commissions or fees to any broker, dealer or other person (other than the Depositary, the Dealer Manager and the Information Agent as described in the Offer to Purchase) for soliciting tenders of Shares pursuant to the Offer. Purchaser will, however, upon request, reimburse you for customary clerical and mailing expenses incurred by you in forwarding any of the enclosed materials to your clients. Purchaser will pay or cause to be paid any stock transfer taxes payable on the transfer of Shares to it, except as otherwise provided in the Letter of Transmittal.

Any inquiries you may have with respect to the Offer should be addressed to the Information Agent at its address and telephone numbers set forth on the back cover of the Offer to Purchase. Additional copies of the enclosed materials may be obtained from the Information Agent.

Very truly yours,

Laurel Hill Advisory Group, LLC

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL MAKE YOU OR ANY OTHER PERSON THE AGENT OF PURCHASER, IXIA, THE COMPANY, THE DEPOSITARY, THE DEALER MANAGER OR THE INFORMATION AGENT, OR ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENT OR USE ANY DOCUMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.

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